Exhibit 99.1

July 19, 1999

WESTERN RESOURCES, KCPL REACH AGREEMENT IN MISSOURI

Western Resources today announced a Settlement Agreement has been reached with the Missouri Public Service Commission (MPSC) staff, the Office of Public Counsel and other key parties in its merger with Kansas City Power & Light
(KCPL). The stipulation and agreement was filed today with the MPSC for its review.

"We're extremely pleased to have reached an agreement on the complex issues involved in this case," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer. "Today's agreement gives the merger a big shot of momentum as we continue to work toward completing the transaction by the end of this year."

  Some of the terms of the Missouri settlement include:
    - There will be an electric rate moratorium of three years beginning on the date the transaction closes.
    - Westar Energy   the new name of the merged companies' electric
  operations   will make a one-time rate credit in the amount of $5
  million to its Missouri retail customers at the beginning of the second year of the merger.
  - Westar Energy's executive headquarters will be in Kansas City.

Western Resources and KCPL believe the terms of this settlement constitute a fair and reasonable resolution of issues arising from its merger filing and that the merger is in the public's interest.

The next step will be a hearing before the MPSC beginning August 2 on the terms of the stipulation and agreement.

Forward-Looking Statements: Certain matters discussed in this employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; regulatory and competitive markets; volatility in wholesale power markets, and other circumstances affecting anticipated operations, revenues and costs. See the company's Annual Report on Form 10-K for further discussion of factors affecting the company's performance.